EXHIBIT 19

FINANCIAL STATEMENTS - UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Net sales	$903,332	$870,145	$2,738,766	$2,581,902

Costs and expenses:
Cost of products sold	729,262	697,410	2,211,085	2,085,997
Selling, general and administrative expenses	81,191	82,848	249,746	250,512
Research and development	6,088	5,933	18,879	17,767
Interest expense	11,653	9,830	37,528	28,170
Other costs (income), net	(4,428)	(748)	(1,710)	1,131
Minority interest in net income	985	1,704	2,447	4,097

Income before income taxes	78,581	73,168	220,791	194,228

Provision for income taxes	30,600	29,000	86,100	76,600

Net income	$47,981	$44,168	$134,691	$117,628

Basic earnings per share of common stock	$.46	$.42	$1.28	$1.10

Diluted earnings per share of common stock	$.45	$.41	$1.26	$1.09

Cash dividends paid per share of common stock	$.19	$.18	$.57	$.54

Weighted-average common shares outstanding	104,836	106,267	104,874	106,814

Weighted-average common shares and common stock equivalents outstanding	106,688	107,637	106,697	108,193

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	September 30,	December 31,
	2006	2005
ASSETS
Cash	$105,427	$91,125
Accounts receivable, net	469,073	436,035
Inventories	470,735	420,950
Prepaid expenses	50,120	39,700
Total current assets	1,095,355	987,810

Property and equipment, net	1,158,503	1,143,539

Goodwill	600,082	581,419
Other intangible assets, net	103,333	105,580
Deferred charges and other assets	137,969	146,252
Total	841,384	833,251

TOTAL ASSETS	$3,095,242	$2,964,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$17,061	$3,907
Short-term borrowings	51,595	50,107
Accounts payable	396,806	327,569
Accrued salaries and wages	78,928	79,056
Accrued income and other taxes	24,916	13,681
Total current liabilities	569,306	474,320

Long-term debt, less current portion	713,069	790,107
Deferred taxes	155,291	168,447
Deferred credits and other liabilities	136,342	154,679
Total liabilities	1,574,008	1,587,553

Minority interest	27,834	27,692

Stockholders’ equity:

Common stock issued (116,108,801 and 115,978,746 shares)	11,611	11,598
Capital in excess of par value	312,896	267,274
Retained income	1,410,669	1,337,590
Accumulated other comprehensive income	75,840	32,706
Common stock held in treasury at cost (11,272,771 and 10,672,771 shares)	(317,616)	(299,813)
Total stockholders’ equity	1,493,400	1,349,355

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,095,242	$2,964,600

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities
Net income	$134,691	$117,628
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118,075	117,551
Minority interest in net income	2,447	4,097
Excess tax benefit from share-based payment arrangements	(864)
Stock award compensation	8,368	10,569
Deferred income taxes	(12,525)	12,142
Loss (income) of unconsolidated affiliated company	114	(395)
Loss (gain) on sales of property and equipment	912	433
Non-cash restructuring related activities	11,031	(412)
Proceeds from cash flow hedge		6,079
Changes in working capital, net of effects of acquisitions	5,809	(16,297)
Net change in deferred charges and credits	20,457	2,295

Net cash provided by operating activities	288,515	253,690

Cash flows from investing activities
Additions to property and equipment	(114,524)	(122,511)
Business acquisitions and adjustments, net of cash acquired	(10,800)	(237,079)
Proceeds from sales of property and equipment	748	296
Proceeds from the sale of restructuring related assets		4,664

Net cash used in investing activities	(124,576)	(354,630)

Cash flows from financing activities
Proceeds from issuance of long-term debt		296,548
Repayment of long-term debt	(47,335)	(100,030)
Net borrowing (repayment) of commercial paper	(32,704)	39,710
Net borrowing (repayment) of short-term debt	9,730	22,162
Cash dividends paid to stockholders	(61,612)	(57,680)
Common stock purchased for the treasury	(17,803)	(49,469)
Excess tax benefit from share-based payment arrangements	864
Stock incentive programs	51	1,366

Net cash (used) provided by financing activities	(148,809)	152,607

Effect of exchange rates on cash	(828)	5,114

Net increase in cash	14,302	56,781

Cash balance at beginning of year	91,125	93,898

Cash balance at end of period	$105,427	$150,679

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(dollars in thousands, except per share amounts)

				Accumulated
		Capital In		Other	Common	Total
	Common	Excess of	Retained	Comprehensive	Stock Held	Stockholders’
	Stock	Par Value	Earnings	Income (Loss)	In Treasury	Equity
Balance at December 31, 2003	$11,505	$249,609	$1,140,151	$(12,188)	$(250,344)	$1,138,733

Net income			179,967			179,967
Translation adjustment				39,780		39,780
Pension liability adjustment, net of tax effect $(1,433)				(2,071)		(2,071)
Total comprehensive income						217,676
Cash dividends paid on common stock $0.64 per share			(68,423)			(68,423)
Recognition of cumulative translation adjustment related to divesture of investment in foreign entity				6,153		6,153
Stock incentive programs and related tax effects (705,082 shares)	70	13,657				13,727

Balance at December 31, 2004	11,575	263,266	1,251,695	31,674	(250,344)	1,307,866

Net income			162,529			162,529
Unrecognized gain on derivative, net of tax effect $2,371				3,708		3,708
Unrecognized gain reclassified to earnings, net of tax effect $(266)				(417)		(417)
Translation adjustment				4,178		4,178
Pension liability adjustment, net of tax effect $(4,322)				(6,437)		(6,437)
Total comprehensive income						163,561
Cash dividends paid on common stock $0.72 per share			(76,634)			(76,634)
Stock incentive programs and related tax effects (228,557 shares)	23	4,008				4,031
Purchase of 1,869,710 shares of common stock					(49,469)	(49,469)

Balance at December 31, 2005	11,598	267,274	1,337,590	32,706	(299,813)	1,349,355

Net income for the first nine months of 2006			134,691			134,691
Unrecognized gain reclassified to earnings, net of tax effect $(252)				(395)		(395)
Translation adjustment for the first nine months of 2006				43,529		43,529
Total comprehensive income*						177,825
Cash dividends paid on common stock $0.57 per share			(61,612)			(61,612)
Stock incentive programs and related tax effects, net of tax withholding (130,055 shares)	13	(375)				(362)
Impact of adopting FAS 123(R)		37,629				37,629
Share-based compensation		8,368				8,368
Purchase of 600,000 shares of common stock					(17,803)	(17,803)

Balance at September 30, 2006	$11,611	$312,896	$1,410,669	$75,840	$(317,616)	$1,493,400

  *  Total comprehensive income for the third quarter of 2006 and 2005 was $47,176 and $62,031, respectively, and was $152,977 for the first nine months of 2005.

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by Bemis Company, Inc. (the Company) in accordance with accounting principles for interim financial information generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, and cash flows.  It is management’s opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.  For further information, refer to the consolidated financial statements and footnotes included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.

Note 2 – New Accounting Pronouncement

On September 29, 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R).  This new accounting standard will significantly change accounting practice surrounding single-employer defined benefit pension, retiree healthcare, and other postretirement plans by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its balance sheet and to recognize changes in that funded status in the year in which the changes occur through the comprehensive income component of equity.  The Company is evaluating the impact of adopting this standard as required on December 31, 2006.

In June 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48).  FIN 48 clarifies the accounting for uncertain tax positions in accordance with FASB Statement No. 109,  Accounting for Income Taxes.  The Company will be required to recognize, in its financial statements, the largest tax benefit of a tax position that is “more-likely-than-not” to be sustained on audit based solely on the technical merits of the position as of the reporting date.  In addition, FIN 48 provides guidance on new disclosure requirements, reporting and accrual of interest and penalties, accounting in interim periods, and transition.  FIN 48 is effective for the Company beginning January 1, 2007, with the cumulative effect of initially applying FIN 48 recognized as a change in accounting principle recorded as an adjustment to opening retained earnings.  The Company is currently evaluating the impact of adopting this standard.

Note 3 – Accounting for Stock-Based Compensation

On December 15, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (FAS 123(R)), which significantly changed accounting practice with respect to employee stock options.  FAS 123(R) requires that the Company measure the cost of equity-based service awards based on the grant-date fair value of the award.  The impact of adopting this standard on January 1, 2006, as required, is insignificant to the Company’s results of operations since no new stock option awards have been granted since 2003 and nearly all stock options outstanding at December 31, 2005, were fully or partially vested.

Options are granted at prices equal to fair market value on the date of the grant and are exercisable, upon vesting, over varying periods up to ten years from the date of grant.  Options for directors vest immediately, while options for Company employees generally vest over three years (one-third per year).  The following table summarizes all stock option plan activity from December 31, 2005 to September 30, 2006:

	Aggregate		Per Share	Weighted-Average
	Intrinsic	Number of	Option Price	Exercise Price
	Value	Shares	Range	Per Share
Outstanding at December 31, 2005		2,143,378	$15.86 - $26.95	$19.72
Exercised	$1,579,000	(113,414)	$16.16 - $22.04	$16.28
Outstanding at September 30, 2006	$26,280,000	2,029,964	$15.86 - $26.95	$19.91

Exercisable at September 30, 2006	$25,942,000	1,987,964	$15.86 - $26.95	$19.81

The following table summarizes information about outstanding and exercisable stock options at September 30, 2006.

	Options Outstanding			Options Exercisable
	Number	Weighted-Average	Weighted-Average	Number	Weighted-Average
Range of	Outstanding	Remaining	Exercise Price	Exercisable	Exercise Price
Exercise Prices	at 9/30/06	Contractual Life	Per Share	at 9/30/06	Per Share
$15.86 - $18.81	1,315,494	3.2 years	$17.81	1,315,494	$17.81
$22.04 - $26.95	714,470	3.8 years	$23.78	672,470	$23.72
	2,029,964	3.5 years	$19.91	1,987,964	$19.81

Stock options have not been granted since early 2003.  The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:  dividend yield 2.3%, expected volatility 29.2%, risk-free interest rate 6.75%, and expected lives 10.0 years.

In 1994 and in 2001, the Company adopted a Stock Incentive Plan for certain key employees.  The 1994 and 2001 Plans provide for the issuance of up to 4,000,000 and 5,000,000 grants, respectively. Each Plan expires 10 years after its inception, at which point no further stock options or performance units may be granted.  Since 1994, 3,932,910 and 3,699,162 grants of either stock options or performance units (commonly referred to as restricted stock) have been made under the 1994 and 2001 plans, respectively.  Distribution of the performance units is made in the form of shares of the Company’s common stock on a one for one basis.  Distribution of the shares will normally be made not less than three years, nor more than six years, from the date of the performance unit grant.  All performance units granted under the plan are subject to restrictions as to continuous employment, except in the case of death, permanent disability, or retirement.

As of September 30, 2006, the unrecorded compensation cost for performance units is $31,420,000 and will be recognized over the remaining vesting period for each grant which ranges between December 31, 2006 and December 31, 2010.  The remaining weighted-average life of all performance units outstanding is 2.1 years.  Prior to the adoption of FAS 123(R) the Company maintained liability balances of $37,629,000 related to the portion of performance units for which compensation expense had been previously recognized.  As these awards are considered equity-based awards under FAS 123(R), the Company has reclassified this balance from a liability classification to a component of additional paid in capital.

The following table summarizes all restricted stock unit activity from December 31, 2005 to September 30, 2006:

		Number of
	Aggregate	Performance
	Intrinsic Value	Units
Outstanding shares granted at December 31, 2005		3,069,163
Shares Granted		346,143
Shares Paid		(142,869)
Shares Canceled		(50,000)
Outstanding shares granted at September 30, 2006	$105,889,000	3,222,437

Prior to the adoption of FAS 123(R), as provided for in FAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure (an amendment of FASB Statement No. 123)”, the Company chose to continue with its previous practice of applying the recognition and measurement principles of APB No. 25, “Accounting for Stock Issued to Employees” related to its outstanding options and performance units.  The intrinsic value method was used to account for these stock-based compensation plans.  If compensation expense had been determined based on the fair value method with the pro forma compensation expense reflected over the vesting period, net income and income per share would have been adjusted to the pro forma amounts indicated below:

	Three Months Ended	Nine Months Ended
(dollars in thousands, except per share amounts)	September 30, 2005	September 30, 2005
Net income - as reported	$44,168	$117,628
Add: Stock-based compensation expense included in net income, net of related tax effects	1,778	6,407
Deduct: Total stock-based compensation expense determined under fair value, net of related tax effects	(1,872)	(6,651)
Net income - pro forma	$44,074	$117,384

Basic earnings per share - as reported	$0.42	$1.10
Basic earnings per share - pro forma	$0.41	$1.10

Diluted earnings per share - as reported	$0.41	$1.09
Diluted earnings per share - pro forma	$0.41	$1.08

Note 4 – Inventories

The Company’s inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.  Inventories are summarized as follows:

	September 30,	December 31,
(in thousands)	2006	2005
Raw materials and supplies	$174,084	$161,110
Work in process and finished goods	315,866	276,331
Total inventories, gross	489,950	437,441
Less inventory write-downs	(19,215)	(16,491)
Total inventories, net	$470,735	$420,950

Note 5 – Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill attributable to each reportable operating segment follow:

	Flexible Packaging	Pressure Sensitive
(in thousands)	Segment	Materials Segment	Total
Reported balance at December 31, 2004	$391,473	$50,708	$442,181

Business acquisition	111,114		111,114
Goodwill associated with Itap Bemis Ltda. which is now consolidated	11,396		11,396
Currency translation adjustment	16,728		16,728
Reported balance at December 31, 2005	$530,711	$50,708	$581,419

Business acquisitions	5,943	1,882	7,825
Currency translation adjustment	10,838		10,838
Reported balance at September 30, 2006	$547,492	$52,590	$600,082

During 2006, the acquisition of the minority interest of our three Mexican joint venture operations and the final adjustment to the purchase price of Dixie Toga, originally acquired in January 2005, resulted in the $7.8 million goodwill increase.

The components of amortized intangible assets follow:

	September 30, 2006		December 31, 2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(in thousands)	Amount	Amortization	Amount	Amortization
Contract based	$15,447	$(7,775)	$15,447	$(6,930)
Technology based	52,342	(15,730)	52,047	(13,513)
Marketing related	20,909	(4,897)	19,659	(3,677)
Customer based	54,648	(11,611)	50,395	(7,848)
Reported balance	$143,346	$(40,013)	$137,548	$(31,968)

Amortization expense for intangible assets during the first nine months of 2006 was $6.9 million.  Estimated amortization expense for the remainder of 2006 is $1.8 million; for 2007 is $8.7 million; for 2008 through 2010 is $8.6 million each year; and $8.4 million for 2011.

Note 6 – Components of Net Periodic Benefit Cost

Benefit costs for defined pension benefit plans are shown below.  Costs for other benefits include defined contribution pension plans and postretirement benefits other than pensions.  The funding policy and expectations disclosed in the Company’s 2005 Annual Report on Form 10-K are expected to continue unchanged throughout 2006.

	Three Months Ended September 30,				Nine Months Ended September 30,
	Pension Benefits		Other Benefits		Pension Benefits		Other Benefits
(in thousands)	2006	2005	2006	2005	2006	2005	2006	2005
Service cost – benefits earned during the period	$3,718	$5,144	$2,896	$418	$11,095	$15,485	$8,737	$1,309
Interest cost on projected benefit obligation	7,681	7,227	393	307	22,990	21,724	1,177	921
Expected return on plan assets	(10,422)	(9,093)			(31,209)	(27,315)
Amortization of unrecognized transition obligation	62	76			180	238
Amortization of prior service cost	649	681	173	(12)	1,946	2,043	518	(38)
Recognized actuarial net (gain) or loss	2,624	2,481	4	33	7,866	7,444	12	100
Settlement gain (loss)		146				430
Net periodic pension (income) cost	$4,311	$6,662	$3,466	$746	$12,868	$20,049	$10,444	$2,292

Note 7 – Restructuring of Operations

In January 2006, the Company committed to a plan to close five flexible packaging plants:  Peoria, Illinois; Denmark and Neenah, Wisconsin; Georgetown, Ontario, Canada; and Epernon, France.  The closure of these plants, together with related support staff and capacity reductions within the flexible packaging business segment, is expected to reduce fixed costs and improve capacity utilization elsewhere in the Company.  During the third quarter of 2006, the Company incurred charges of $2.7 million for employee severance, $0.5 million for accelerated depreciation, $1.0 million for equipment and employee relocation, and $1.0 million for other related costs.

Also in January 2006, the Company committed to a plan to close a pressure sensitive materials plant located in Hopkins, Minnesota.  The closure of this plant, together with related support staff and capacity reductions within the pressure sensitive materials business segment, is expected to reduce fixed costs and improve capacity utilization.  During the third quarter of 2006, the Company incurred charges of $0.2 million principally for employee severance.

Manufacturing activity has been concluded at the six manufacturing plants identified for closure with customer order fulfillment absorbed by other facilities within the Company.  While termination of manufacturing activity at these facilities has been accomplished, final relocation of equipment and employees, disposal of manufacturing sites, and final settlement of pension related issues may not be accomplished until after 2006.

For the third quarter of 2006, a total of $4.7 million has been charged to other costs (income) and $0.8 million has been charged to cost of products sold within the consolidated statement of income.  For the first nine months of 2006, a total of $13.6 million has been charged to other costs (income) and $11.9 million has been charged to cost of products sold within the consolidated statement of income.  The accrued liability at September 30, 2006, is $0.5 million.  Total costs of $35.0 million are expected for this restructuring effort, of which $31.0 million will be incurred by the flexible packaging segment, $1.8 million for the pressure sensitive materials segment, and $2.2 million for corporate relocation.  Net cash cost is expected to be $18.3 million and non-cash cost is expected to total $16.7 million.

An analysis of the restructuring and related costs activity follows:

		Facilities		Total
	Employee	Consolidation	Accelerated	Restructuring
(in thousands)	Costs	or Relocation	Depreciation	and Related Costs
2006 Activity – Year-To-Date
Reserve balance at December 31, 2005	$0	$0	$0	$0
Total net expense accrued
Corporate		202		202
Flexible Packaging	(10,368)	(3,214)	(11,225)	(24,807)
Pressure Sensitive	(626)	(267)	(46)	(939)
Charges to accrual account
Corporate		(202)		(202)
Flexible Packaging	10,204	3,214	11,225	24,643
Pressure Sensitive	278	267	46	591
Reserve balance at September 30, 2006	$(512)	$0	$0	$(512)

2006 Activity –Third Quarter
Reserve balance at June 30, 2006	$(1,223)	$0	$0	$(1,223)
Total net expense accrued
Corporate		202		202
Flexible Packaging	(2,662)	(1,953)	(501)	(5,116)
Pressure Sensitive	(300)	(234)	(17)	(551)
Charges to accrual account
Corporate		(202)		(202)
Flexible Packaging	3,402	1,953	501	5,856
Pressure Sensitive	271	234	17	522
Reserve balance at September 30, 2006	$(512)	$0	$0	$(512)

Note 8 – Earnings Per Share Computations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2006	2005	2006	2005
Income available to common stockholders (numerator)	$47,981	$44,168	$134,691	$117,628
Weighted-average common shares outstanding (denominator)	104,836	106,267	104,874	106,814

Basic earnings per share of common stock	$0.46	$0.42	$1.28	$1.10

Dilutive effects of stock option and stock awards, including impact of windfall tax benefits	1,852	1,370	1,823	1,379

Weighted-average common shares and common equivalent shares outstanding (denominator)	106,688	107,637	106,697	108,193

Diluted earnings per share of common stock	$0.45	$0.41	$1.26	$1.09

Certain options outstanding at September 30, 2005 (2,494 shares) were not included in the computation of diluted earnings per share because they would not have had a dilutive effect at that time.

Note 9 – Accumulated other comprehensive income (loss)

The components of accumulated other comprehensive income (loss) are as follows:

(in thousands)	September 30, 2006	December 31, 2005
Foreign currency translation	$105,133	$61,604
Unrecognized gain on derivative, net of deferred tax benefit of $1,853 and $2,105	2,896	3,291
Minimum pension liability, net of deferred tax benefit of $20,580 and $20,580	(32,189)	(32,189)
Accumulated other comprehensive income (loss)	$75,840	$32,706

In connection with the issue of seven-year, $300 million notes in March 2005, we entered into a forward starting swap on February 3, 2005, in order to lock in an interest rate in advance of the pricing date for the notes.   On March 14, 2005, in connection with the pricing of the notes, we terminated the swap and recorded the resulting gain of $6.1 million (pre-tax) on the balance sheet as a component of other comprehensive income.  This gain will be amortized as a component of interest expense over the term of the notes.

Note 10 – Segments of Business

The Company’s business activities are organized around and aggregated into its two principal business segments, Flexible Packaging and Pressure Sensitive Materials.  Both internal and external reporting conforms to this organizational structure with no significant differences in accounting policies applied.  The Company evaluates the performance of its segments and allocates resources to them based primarily on operating profit, which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest.  A summary of the Company’s business activities reported by its two business segments follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Business Segments (in millions)	2006	2005	2006	2005
Net Sales to Unaffiliated Customers:
Flexible Packaging	$749.2	$723.0	$2,257.1	$2,135.9
Pressure Sensitive Materials	156.7	147.4	484.8	446.6

Intersegment Sales:
Flexible Packaging	(0.1)		(0.3)	(0.2)
Pressure Sensitive Materials	(2.5)	(0.2)	(2.8)	(0.4)
Total Net Sales	$903.3	$870.2	$2,738.8	$2,581.9

Operating Profit and Pretax Profit:
Flexible Packaging	$92.0	$89.0	$251.5	$239.6
Pressure Sensitive Materials	11.5	9.6	40.9	26.5
Total operating profit	103.5	98.6	292.4	266.1

General corporate expenses	(12.2)	(13.9)	(31.7)	(39.6)
Interest expense	(11.7)	(9.8)	(37.5)	(28.2)
Minority interest in net income	(1.0)	(1.7)	(2.4)	(4.1)
Income before income taxes	$78.6	$73.2	$220.8	$194.2

Identifiable Assets:
Flexible Packaging			$2,584.8	$2,481.6
Pressure Sensitive Materials			348.9	413.3
Total identifiable assets			2,933.7	2,894.9
Corporate assets			161.5	112.7
Total			$3,095.2	$3,007.6

Note 11 – Legal Proceedings

The Company is involved in a number of lawsuits incidental to its business, including environmental related litigation.  Although it is difficult to predict the ultimate outcome of these cases, management believes, except as discussed below, that any ultimate liability would not have a material adverse effect upon the Company’s financial condition or results of operations.

The Indiana Department of Environmental Management (IDEM) had issued a Notice of Violation to the Company regarding various permitting and air emissions violations at its Terre Haute, Indiana facility.  The Company cooperated with the Indiana agency and resolved all open issues raised by the Notice of Violation, entering into an Agreed Order with IDEM on October 5, 2006.

The Company is a potentially responsible party (PRP) in twelve superfund sites around the United States.  The Company expects its future liability relative to these sites to be insignificant, individually and in the aggregate.  The Company has reserved an amount that it believes to be adequate to cover its exposure.

Dixie Toga S.A., acquired by the Company on January 5, 2005, is involved in a tax dispute with the City of São Paulo, Brazil.  The City imposes a tax on the rendering of printing services.  The City has assessed this city services tax on the production and sale of printed labels and packaging products.  Dixie Toga, along with a number of other packaging companies, disagree and contend that the city services tax is not applicable to its products and that the products are subject only to the state value added tax (VAT).  Under Brazilian law, state VAT and city services tax are mutually exclusive and the same transaction can be subject to only one of those taxes.  Based on a ruling from the State of São Paulo, advice from legal counsel, and long standing business practice, Dixie Toga appealed the city services tax and instead continued to collect and pay only the state VAT.

The City of São Paulo disagreed and assessed Dixie Toga the city services tax for the years 1991-1995.  The assessments for those years were estimated to be approximately $40.0 million at the date the Company acquired Dixie Toga.  Dixie Toga challenged the assessments and ultimately litigated the issue.  A lower court decision in 2002 cancelled all of the assessments for 1991-1995.  The City of São Paulo, the State of São Paulo, and Dixie Toga have each appealed parts of the lower court decision.  The City continues to assert the applicability of the city services tax and has issued assessments for the subsequent years 1996-2001.  The assessments for those years for tax and penalties (exclusive of interest) were estimated to be approximately $26.0 million at the date of acquisition.  In the event of an adverse resolution, these estimated amounts could be substantially increased for interest, monetary adjustments, and corrections.

The Company strongly disagrees with the City’s position and intends to vigorously challenge any assessments by the City of São Paulo.  The Company is unable at this time to predict the ultimate outcome of the controversy and as such has not recorded any liability related to this matter.  An adverse resolution could be material to the results of operations and/or cash flows of the period in which the matter is resolved.

The Company first disclosed in a Form 8-K filed with the Securities and Exchange Commission on April 23, 2003, that the Department of Justice expected to initiate a criminal investigation into competitive practices in the labelstock industry and the Company further discussed the investigation and disclosed that it expected to receive a subpoena in its Form 10-Q filed for the quarter ended June 30, 2003.  In a Form 8-K filed with the Securities and Exchange Commission on August 15, 2003, the Company disclosed that it had received a subpoena from the U.S. Department of Justice in connection with the Department’s criminal investigation into competitive practices in the labelstock industry.  The Company responded to the subpoena and cooperated fully with the requests of the U.S. Department of Justice.  On October 20, 2006, the Department of Justice informed the Company that it was closing the investigation without any further action.

The Company and its wholly-owned subsidiary, Morgan Adhesives Company, have been named as defendants in fourteen civil lawsuits.  Six of these lawsuits purport to represent a nationwide class of labelstock purchasers, and each alleges a conspiracy to fix prices within the self-adhesive labelstock industry.  On November 5, 2003, the Judicial Panel on MultiDistrict Litigation issued a decision consolidating all of the federal class actions for pretrial purposes in the United States District Court for the Middle District of Pennsylvania, before the Honorable Chief Judge Vanaskie.  Judge Vanaskie entered an order which called for discovery to be taken on the issues relating to class certification and briefing on plaintiffs’ motion for class certification to be completed in December 2006.  At this time a trial date has not been set.  The Company has also been named in three lawsuits filed in the California Superior Court in San Francisco. These three lawsuits, which have been consolidated, seek to represent a class of all California indirect purchasers of labelstock and each alleged a conspiracy to fix prices within the self-adhesive labelstock industry.  Finally, the Company has been named in one lawsuit in Vermont, seeking to represent a class of all Vermont indirect purchasers of labelstock, one lawsuit in Nebraska seeking to represent a class of all Nebraska indirect purchasers of labelstock, one lawsuit in Kansas seeking to represent a class of all Kansas indirect purchasers of labelstock, and one lawsuit in Tennessee, seeking to represent a class of purchasers of labelstock in various jurisdictions, all alleging a conspiracy to fix prices within the self-adhesive labelstock industry.  The Company intends to vigorously defend these lawsuits.

In a Form 8-K filed with the Securities and Exchange Commission on May 25, 2004, the Company disclosed that representatives from the European Commission had commenced a search of business records and interviews of certain Company personnel at its self-adhesive labelstock operation in Soignies, Belgium to investigate possible violations of European competition law in connection with an investigation of potential anticompetitive activities in the European paper and forestry products sector.  A formal request for information was received by the Company on October 28, 2005.  The Company continues to cooperate fully with the European Commission.

Given the ongoing status of the class-action civil lawsuits related to the now closed U.S. Department of Justice investigation and the European Commission investigation, the Company is unable to predict the outcome of these matters although the effect could be material to the results of operations and/or cash flows of the period in which the matter is resolved.  The Company is currently not otherwise subject to any pending litigation other than routine litigation arising in the ordinary course of business, none of which is expected to have a material adverse effect on the business, results of operations, financial position, or liquidity of the Company.